Exhibit 4.2

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

July 3, 2001

[_______] shares	Warrant No. F-[_]

ANTEX BIOLOGICS INC.
STOCK PURCHASE WARRANT

Registered Owner: [___________]

      This Warrant is one of the Class F Warrants referred to in and issued pursuant to the Securities Purchase Agreement among the Company, the Registered Owner and other purchasers of Class F Warrants. This certifies that, for value received, the Company grants the following rights to the Registered Owner, or permitted assigns, of this Warrant::

      1. Issue. Upon tender (in accordance with Section 5) to the Company, the Company, within three (3) Business Days of the date thereof, shall issue to the Registered Owner, or permitted assigns, up to the number of shares specified in Section 2 of fully paid and nonassessable shares of Common Stock that the Registered Owner, or permitted assigns, is entitled to purchase.

      2. Number of Shares. The total number of shares of Common Stock that the Registered Owner, or permitted assigns, of this Warrant is entitled to purchase upon exercise of this Warrant (the “Warrant Shares”) is [______] shares, subject to adjustment from time to time as set forth herein. The Company shall at all times reserve and hold available 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 6 hereof) upon the exercise of this Warrant (without regard to any limitations on exercise). The Company covenants and agrees that all shares of Common Stock issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the purchase and the issuance of the shares, and shall not have any legend or restrictions on resale, except as required by Section 3.1(b) of the Purchase Agreement.

      3. Exercise Price. The initial per share exercise price of this Warrant, representing the price per share at which the shares of stock issuable upon exercise of this Warrant may be purchased, is $3.00 (the “Exercise Price”).

      4. Exercise Period. This Warrant may be exercised from the Closing Date up to and including July 3, 2006 (the “Exercise Period”). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

      5. Tender; Issuance of Certificates.

a. This Warrant may be exercised, in whole or in part, by (i) delivery to the Company of (a) the Exercise Price in cash, (b) a duly executed Warrant Exercise Form, a copy of which is attached to this Warrant as Exhibit A, properly executed by the Registered Owner, or permitted assign, and (c) this Warrant, or (ii) if the resale of the Warrant Shares by the Registered Owner is not then registered pursuant to an effective registration statement under the Securities Act, delivery to the Company of a written notice of an election to effect a Cashless Exercise (as defined below) for the Warrant Shares specified in the Warrant Exercise Form. The Warrant Shares so purchased shall be deemed to be issued to the Registered Owner as of the close of business on the date on which this Warrant shall have been surrendered, the completed Warrant Exercise Form shall have been delivered and payment in full shall have been made for such shares as set forth above. The Warrant Exercise Form may be delivered to the Company either in person or in the manner provided for in Section 13(c).

b. Commencing ninety (90) days after the Filing Date (as defined in the Registration Rights Agreement), if, and only if, at the time of exercise of this Warrant, the Warrant Shares are not registered for resale pursuant to an effective registration statement under the Securities Act, then in addition to the exercise of all or any part of this Warrant by payment of the Exercise Price in cash as provided above, and in lieu of such cash payment, the Registered Owner shall have the right to effect a cashless exercise (a “Cashless Exercise”). In the event of a Cashless Exercise, the Registered Owner may exercise this Warrant in whole or in part by surrendering this Warrant in exchange for the number of shares of Common Stock equal to the product of (x) the number of shares as to which this Warrant certificate is being exercised multiplied by (y) a fraction, the numerator of which is the Per Share Market Value of the Common Stock on the date this Warrant is received by the Company less the Exercise Price then in effect and the denominator of which is the Per Share Market Value of the Common Stock on the date the Company receives this Warrant (in each case adjusted for fractional shares as herein provided).

c. In lieu of physical delivery of the Warrant Shares, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (FAST) program, upon request of the Registered Owner and in compliance with the provisions hereof, the Company shall use its reasonable efforts to cause its transfer agent to electronically transmit the Warrant Shares to the Registered Owner by crediting the account of the Registered Owner’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to the electronic transmittals described herein.

d. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Warrant Exercise Form, shall be delivered to the Registered Owner within three (3) Business Days after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Registered Owner and shall be registered in the name of the Registered Owner. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Registered Owner a new warrant with the same terms hereof representing the number of shares with respect to which this Warrant shall not then have been exercised.

      6. Adjustment of Exercise Price.

a. Common Stock Dividends; Common Stock Splits; Reclassification. If the Company, at any time while this Warrant is outstanding, (i) shall pay or make a stock dividend on its Common Stock in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares; (iii) effect a reverse stock split (other than a reverse stock split as contemplated by Section 6(b) below) or (iv) issue any shares of the Common Stock by reclassification of shares of Common Stock, then (A) the Exercise Price thereafter shall be determined by multiplying the Exercise Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event and (B) the number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after such event and the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event. Any adjustment made pursuant to this paragraph 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or re-classification.

b. Reverse Stock Splits. If the Company undertakes a reverse stock split in response to a notice from AMEX, or any other National Market on which the Common Stock is then trading, that the Common Stock is trading below AMEX’s or such other National Market’s requirements for continued listing, the Exercise Price shall be adjusted to the Average Price for the ten consecutive Trading Days commencing forty-five (45) days after the reverse stock split.

c. Extraordinary Dividends and Distributions. In case the Company at any time or from time to time after the date hereof shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or Convertible Securities or other securities or property or Options by way of dividend, spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock other than (a) a dividend payable in additional shares of Common Stock or (b) a dividend payable in cash and declared out of the earned surplus of the Company as at the date hereof as increased by any credits (other than credits resulting from a revaluation of property) and decreased by any debits made thereto after such date, then, and in each such case the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction

(i) the numerator of which shall be the Per Share Market Value in effect on such record date or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, less the fair market value of such dividend or distribution (as determined in good faith by the Board of Directors of the Company) applicable to one share of Common Stock, and

(ii) the denominator of which shall be such Per Share Market Value

d. Record Date. If the Company establishes a record date for the purpose of entitling holders of Common Stock to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, then, for the purposes of this Section 6, such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution, as the case may be.

e. Adjustment to Exercise Price.

(i) If the Company, at any time while this Warrant is outstanding, takes any of the actions described in this Section 6(e) (other than in a transaction covered by Section 5(b)), then, in order to prevent dilution of the rights granted under this Warrant, the Exercise Price will be adjusted from time to time as provided in this Section 6(e).

(A) issues or sells any Common Stock (other than Excluded Securities);

(B) grants, issues or sells any rights, options or warrants to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights, options or warrants being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) (other than Excluded Securities); or

(C) issues or sells any Convertible Securities (other than Excluded Securities);

for (1) with respect to paragraph (i)(A) above, a price per share, or (2) with respect to paragraphs (i)(B) or (i)(C) above, a price per share for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is, less than the Exercise Price in effect immediately prior to such issuance, grant or sale, then, immediately after such issuance, grant or sale the Exercise Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock received or to be received in connection with such issuance, grant or sale (including, the consideration, if any, to be received upon the exercise of such Options or the conversion or exchange of such Convertible Securities). If there is a change at any time in (x) the exercise price provided for in any Options, (y) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or (z) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change in exercise price, additional consideration or rate of conversion or exchange, the Exercise Price in effect at the time of such change shall be further readjusted to give effect to such changed exercise price, additional consideration or changed conversion or exchange rate, as the case may be.

(ii) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 6(e)(i), the following shall be applicable:

(A) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold for cash, the consideration received therefor will be deemed to be the amount received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities listed or quoted on a National Market, in which case the amount of consideration received by the Company will be the Average Price of such security for the ten (10) consecutive Trading Days immediately preceding the date of receipt thereof. The fair value of any consideration other than cash or securities listed or quoted on a National Market will be determined jointly by the Company and the Registered Owners of a majority of the Transaction Warrants then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company, and agreed upon in good faith by the Registered Owners of a majority of the Transaction Warrants then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

(B) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto the aggregate consideration of the Options shall be determined by an Appraiser selected mutually, in good faith, by the Registered Owners of a majority interest of the Transaction Warrants and the Company.

(C) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the Company’s account, if any, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

(D) Certain Events. If the Company grants any stock appreciation rights, phantom stock rights or other rights with equity features (excluding the issuance of any Excluded Securities) that adversely affects the rights of any Registered Owner of the Warrants, but is not expressly provided for by Section 6 hereof, then the Board will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Registered Owners or assigns; provided, however, that no such adjustment will increase the Exercise Price.

Notwithstanding the foregoing, in no event, other than a reverse stock split, shall any provision in this Section 6 cause the Exercise Price to be greater than the Exercise Price on the date of issuance of this Warrant.

f. Adjustment of Number of Shares. For the avoidance of doubt, upon each adjustment in the Exercise Price pursuant to any provision of this Section 6 (other than Section 6(a)) the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest 1/100th of a share, to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

g. Rounding. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

h. Mandatory Redemption. In case (a) the Company refuses to honor a duly executed Warrant Exercise Form delivered pursuant to Section 5 hereof, (b) the Company fails to deliver to the Registered Owner such certificate or certificates pursuant to Section 5 on or prior to the fifteenth (15th) Trading Day after the Exercise Date, (c)(i) a Registration Statement for the Warrant Shares shall not have been declared effective by the Securities and Exchange Commission on or prior to the 150th day after the closing date of the Additional Investment or December 28, 2001, whichever is earlier or, (ii) after its initial effectiveness and prior to the expiration of the Company’s obligation to keep the Registration Statement effective as required under the Registration Rights Agreement, such Registration Statement lapses in effect or sales of all of the Warrant Shares otherwise cannot be made thereunder (other than by reason of any actions taken by a Registered Owner) for more than twenty (20) consecutive days or forty (40) days in any twelve (12) month period (other than by reason of Section 3(q) of the Registration Rights Agreement), (d) the Common Stock shall be delisted from AMEX or shall be suspended from trading on AMEX without resuming trading and/or being relisted thereon or having such suspension lifted, as the case may be, within ten (10) Business Days, (e) the Company makes an Unauthorized Transfer without advance written consent of the Registered Owner or (f) the Company consummates a Change of Control Transaction (each a “Redemption Event”), the Registered Owner shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, in cash (the “Redemption Right”) the Registered Owner’s shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant at a price per share equal to the product of (i) the Average Price immediately preceding the effective date, the date of the closing, or date of consummation, as the case may be, of the Redemption Event triggering such Redemption Right minus the Exercise Price of this Warrant and (ii) the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such Redemption Event (the “Mandatory Redemption Price”). The Company shall pay the applicable Mandatory Redemption Price to the Registered Owner of the Warrants being redeemed in cash on the Redemption Date; except that in the event of an occurrence of a Redemption Event specified in (d) above, the Company shall issue to the Registered Owner on the Redemption Date a promissory note in the principal amount equal to the Redemption Price, bearing interest at the rate of 1.0% per month and payable in full 90 days after the Redemption Date. If the Company shall fail to pay the applicable Mandatory Redemption Price to such Registered Owner on the Redemption Date, the sole monetary remedy that such Registered Owner will have is that such unpaid amount shall bear interest at the rate of 1.0% per month until paid in full.

i. Optional Redemption.

(i) Optional Redemption. This Warrant is redeemable in whole or in part at the option of the Company at any time, subject to the conditions set forth in this Section 6(i)(i) in either of the following circumstances:

(A) Commencing on the first Business Day immediately after nine (9) months following the Effectiveness Date (as defined in the Registration Rights Agreement), provided that the closing price of the Company’s Common Stock is greater than $6.00 for twenty (20) consecutive Trading Days.

(B) After the Original Issue Date, if the Warrants outstanding represent less than 5% of the Warrant Shares to be issued upon exercise of the Warrants issued on the Original Issue Date remain unexercised, excluding from such calculation any Warrants held by Affiliate of the Company as of such date (other than any Registered Owner or transferees or successors or permitted assigns thereof if such Registered Owner is deemed to be an Affiliate solely by reason of its holding of Preferred Stock and Transaction Warrants)

(ii) Redemption Notice. Subject to the conditions set forth in Section 6(i)(i), so long as any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Registrable Securities could have been made thereunder for at least twenty (20) days prior to the Redemption Notice Date (as defined below), upon twenty (20) Trading Days’ prior written notice to the Registered Owner (a “Redemption Notice”), the Warrant may be redeemed by the Company, in whole or in part, at a redemption price equal to $.10 per Warrant (the “Optional Redemption Price”).

(iii) Mechanics of Redemption. The Company shall exercise its right to redeem by delivering its Redemption Notice by facsimile and overnight courier to each Registered Owner (such date that the Redemption Notice is given on the “Redemption Notice Date”). Such Redemption Notice shall indicate (A) the Optional Redemption Price, (B) each Registered Owner’s pro rata allocation of the Warrants to be redeemed, and (C) the date that the Company shall effect the redemption (the “Redemption Date”). The Redemption Date shall be not less than twenty (20) Trading Days and not more than sixty (60) calendar days after the Redemption Notice Date. Notwithstanding anything in this Section 6(i), the Company shall effect the exercise of any Warrant pursuant to Section 5 if the Warrant Exercise Form is received by the Company, together with the Exercise Price in cash and the Warrant, before the Redemption Date.

(iv) Payment of Optional Redemption Price. The Company shall pay the applicable Optional Redemption Price to the Registered Owner of the Warrants being redeemed in cash on the Redemption Date (or, if later, the Business Day following the Business Day upon which the Company receives the Warrant). If the Company shall fail to pay the applicable Optional Redemption Price to such Registered Owner on the Redemption Date, the sole monetary remedy such Registered Owner will have is that such unpaid amount shall bear interest from Redemption Date (or, if later, the Business Day following the Business Day upon which the Company receives the Warrant) at the rate of 1.0% per month until paid in full.

      7. AMEX Limitation. If on any date (the “Threshold Date”) (a) the Common Stock is listed for trading on AMEX (or any other National Market), (b) the Exercise Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon exercise in full of the then outstanding Class F Warrants if all such Class F Warrants were exercised on such Threshold Date (without regard to any limitations on exercise) combined with all other issuances of Common Stock, which under the requirements of AMEX (or any other National Market) are required to be aggregated with such issuance (including, without limitation, the shares of Common Stock issuable pursuant to the Certificate of Designation and the shares of Common Stock issuable upon the exercise of the Class E Warrants) for determining the need for stockholder approval (“Stockholder Approval”) for the listing of the shares to be issued on AMEX (or any other National Market), would equal or exceed 19.9% of the number of shares of the Common Stock outstanding immediately prior to the Original Issuance Date (the “Issuable Maximum”), and (c) the issuance of shares of Common Stock in excess of the Issuable Maximum shall not have been approved by the stockholders of the Company in accordance with the applicable rules and regulations of AMEX (or any other National Market), then with respect to the aggregate number of shares of Common Stock issuable upon the exercise of the Class F Warrants then held by the Registered Owners for which an exercise in accordance with the Exercise Price would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the “Excess Amount”), the Company shall use its reasonable efforts to obtain the Stockholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 90th day after the Threshold Date unless the Company has previously used its commercially reasonable efforts to, but has failed to, obtain such approval; provided that such Stockholder Approval will satisfy the applicable rules and regulations of the AMEX (or other National Market). If such Stockholder Approval is not obtained the Company shall pay to such Registered Owner an amount in cash equal to (1) the Average Price on the Threshold Date minus the Exercise Price multiplied by (2) the number of shares of Common Stock issuable upon the exercise of this Warrant equal to the Excess Amount.

      Notwithstanding any provision of this Warrant to the contrary, unless and until Stockholder Approval is obtained, in no event shall the Company be required to issue any shares of Common Stock upon the exercise of this Warrant if, after giving effect to such exercise, the aggregate number of shares of Common Stock previously issued upon the exercise of Class E Warrants and Class F Warrants and issued by the Company pursuant to the Certificate of Designation, combined with all other issuances of Common Stock, which under the requirements of AMEX (or any other National Market) are required to be aggregated with such issuances for determining the need for Stockholder Approval, would equal or exceed the Maximum Amount.

      8. Restriction on Exercise by the Registered Owner. Notwithstanding anything herein to the contrary, in no event shall the Registered Owner have the right or be required to exercise this Warrant if as a result of such exercise the aggregate number of shares of Common Stock beneficially owned by such Registered Owner and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such exercise. For purposes of this Section 8, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. The provisions of this Section 8 may be waived by a Registered Owner as to itself (and solely as to itself) upon not less than sixty-five (65) days, prior written notice to the Company, and the provisions of this Section 8 shall continue to apply until such 65th day (or later, if stated in the notice of waiver). In no event shall the Company have any liability under the terms of this Warrant or otherwise to the Registered Owner or any permitted assign in the event that such Registered Owner or permitted assign, upon the exercise of all or a portion of this Warrant, beneficially owns more than 4.99% of the outstanding shares of Common Stock following such exercise.

      9. Officer’s Certificate. Whenever the number of shares purchasable upon exercise shall be adjusted as required by the provisions of Section 6, the Company shall forthwith file in the custody of its secretary or an assistant secretary at its principal office and with its stock transfer agent, if any, an officer’s certificate showing the adjusted Exercise Price, number of shares or other securities determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer’s certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officer’s certificate shall be made available at all reasonable times for inspection by any Registered Owner of the Warrants and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the each of the Registered Owners.

      10. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. As used in this Warrant, the following terms have the following meanings:

      “Additional Investment” has the meaning set forth in the Purchase Agreement.

      “Affiliate” means, with respect to any Person, another Person that, directly or indirectly, (i) controls that Person, (ii) is controlled by that Person or (iii) is under common control with that Person. “Control” for purposes of this Warrant, when used with respect to any Person, means the possession, direct or indirect, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated”, “controlling” and “controlled” have meanings correlative to the foregoing.

      “AMEX” means American Stock Exchange.

      “Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

      “Approved Stock Plan” means any contract, plan or agreement which has been approved by the Board or a committee thereof, pursuant to which the Company’s securities may be issued to any of the Company’s employees, officers or directors.

      “Average Price” on any date means (x) the sum of the Per Share Market Value for the ten (10) Trading Days immediately preceding such date minus (y) the highest and lowest Per Share Market Value during the ten (10) Trading Days immediately preceding such date, divided by (z) eight (8), or a similar calculation if another figure for the number of Trading Days is set forth for clause (x) of this definition.

      “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday in the State of New York or a day on which banking institutions in the State of New York generally are authorized or required by law or other government action to close.

      “Cashless Exercise” has the meaning assigned to it in Section 5(b) hereof.

      “Certificate of Designation” has the meaning set forth in the Purchase Agreement.

      “Change of Control Transaction” means the consummation of any of (i) any acquisition or series of related acquisitions by any Person or “group” (as described in Section 13(d)(3) of the Exchange Act) of in excess of fifty percent (50%) of the voting power of the Company, (ii) the merger or consolidation of the Company with or into another Person (regardless of whether such transaction is with one or more Affiliates of the Company) or (iii) a sale, conveyance, lease, transfer or disposition of all or substantially all of the Company’s assets in one or a series of related transactions (regardless of whether such transaction is with one or more Affiliates of the Company).

      “Class E Warrants” means the Class E Warrants of the Company issued pursuant to the Purchase Agreement and in connection with the Additional Investment.

      “Class F Warrants” means the Class F Warrants of the Company issued pursuant to the Purchase Agreement and in connection with the Additional Investment.

      “Closing” has the meaning set forth in Section 1.2 of the Purchase Agreement.

      “Closing Date” has the meaning set forth in Section 1.2 of the Purchase Agreement.

      “Common Stock” means the shares of the Company’s Common Stock, par value $0.01 per share.

      “Company” means Antex Biologics Inc., a Delaware corporation.

      “Convertible Securities” has the meaning assigned to it in Section 6(e)(i)(B) hereof.

      “Distribution Date” has the meaning assigned to it in Section 21 hereof.

      “DTC” has the meaning assigned to it in Section 5(c) hereof.

      “Excess Amount” has the meaning assigned to it in Section 7 hereof.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Excluded Securities” means (i) shares of Common Stock, Options or Convertible Securities issued or issuable pursuant to the terms of this Warrant and the Purchase Agreement, (ii) shares of Common Stock, Options or Convertible Securities issued by the Company in connection with an Approved Stock Plan, (iii) shares of Common Stock, Options or Convertible Securities issuable upon the exercise of any options, rights or warrants outstanding as of July 3, 2001 and set forth on Schedule 2.1(c) of the Purchase Agreement, (iv) shares of Common Stock, Options or Convertible Securities issued or issuable in connection with a bank credit agreement or a real estate or equipment lease or (iv) shares of Common Stock, Options or Convertible Securities issued or deemed to be issued by the Company in connection with acquisition, merger, partnering, licensing or strategic transactions.

      “Exercise Period” has the meaning assigned to it the Section 4 hereof.

      “Exercise Price” has the meaning assigned to it in Section 3 hereof

      “Issuable Maximum” has the meaning assigned to it in Section 7 hereof.

      “Mandatory Redemption Price” has the meaning assigned to it in Section 6(h) hereof.

      “National Market” means the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange and the AMEX.

      “Optional Redemption Price” has the meaning assigned to it in Section 6(i) hereof.

      “Options” has the meaning assigned to it in Section 6(e)(i)(B) hereof.

      “Original Issue Date” shall mean the Closing Date.

      “OTCBB” means the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc.

      “Per Share Market Value” means on any particular date (a) the closing bid price per share of the Common Stock on such date on (i) the National Market on which the Common Stock is then listed or quoted, or, if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) the OTCBB, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its function of reporting prices), or (b) if the Common Stock is not then listed or quoted on any National Market or the OTCBB, the fair market value of a share of Common

Stock as determined by an Appraiser selected in good faith by the Registered Owners of a majority in interest of the Warrants; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during the period for calculation of the Average Price.

      “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

      “Purchase Agreement” means that certain Securities Purchase Agreement, dated July 3, 2001, among the Company and the Purchasers.

      “Purchaser” has the meaning set forth in the Purchase Agreement.

      “Redemption Date” has the meaning assigned to it in Section 6(i) hereof.

      “Redemption Event” has the meaning assigned to it in Section 6(h) hereof.

      “Redemption Notice” has the meaning assigned to it in Section 6(i) hereof.

      “Redemption Notice Date” has the meaning assigned to it in Section 6(i) hereof.

      “Redemption Right” has the meaning assigned to it in Section 6(h) hereof.

      “Registered Owner” means the person identified on the face of this Warrant as the registered owner hereof or such other person as shown on the records of the Company as being the registered owner of this Warrant or their assigns.

      “Registration Rights Agreement” means that certain Registration Rights Agreement, dated July 3, 2001, among the Company and the Purchasers.

      “Registration Statement” has the meaning set forth in the Registration Rights Agreement.

      “Rights” has the meaning assigned to it in Section 21 hereof.

      “Rights Plan” has the meaning assigned to it in Section 21 hereof.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Stockholder Approval” has the meaning assigned to it in Section 7 hereof.

      “Threshold Date” has the meaning assigned to it in Section 7 hereof.

      “Trading Day(s)” means any day on which the OTCBB or any National Market on which the Common Stock is then listed or quoted is open for trading.

      “Transaction Warrant(s)” means the Class E Warrants and Class F Warrants issued at the Closing.

      “Unauthorized Transfer” means the transfer of any material assets or an interest in any material assets to an Affiliate or other Person who will be an Affiliate after the transfer (other than an Affiliate that is wholly-owned by the transferor) in connection with a sale of securities by any such Affiliate to a Person other than a strategic investor.

      “Valuation Event” has the meaning assigned to it in Section 6(e)(ii)(A) hereof.

      “Warrant Shares” has the meaning assigned to it in Section 2 hereof.

      11. Registration Rights. The Company will undertake the registration of the Common Stock into which the Warrants are exercisable at such times and upon such terms pursuant to the provisions of the Registration Rights Agreement.

      12. Reservation of Shares; Listing. The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon exercise of this Warrant as herein provided, such number of shares of the Common Stock as shall then be issuable upon the exercise of this Warrant. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

      13. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant shall be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received by 5:30 p.m. EST where such notice is received) or the first business day following such delivery (if received on or after 5:30 p.m. EST where such notice is received); or (c) two business days after deposit with a nationally recognized overnight courier, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Antex Biologics Inc. 300 Professional Drive Gaithersburg, Maryland 20879 Telephone: (301) 590-0129 Facsimile: (301) 590-1252 Attention: V.M. Esposito, Chairman and CEO

With a copy to:

Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Telephone: (202) 662-6000 Facsimile: (202) 662-6291 Attention: D. Michael Lefever, Esq.

If to the Transfer Agent:

American Stock Transfer and Trust Company 40 Wall Street New York, New York 10005 Telephone: (718) 921-8293 Facsimile: (718) 921-8334 Attention: Isaac Freilich

If to Registered Owner to:

[Name] [Address] [City/State/Zip Code] Telephone: [__________] Facsimile: [__________] Attention: [__________]

With a copy to:

[Name] [Address] [City/State/Zip Code] Telephone: [__________] Facsimile: [__________] Attention: [__________]

Each party shall provide written notice to the other party of any change in address or facsimile number in accordance with the provisions hereof.

      14. Compliance With Governmental Requirements. The Company covenants that if any shares of Common Stock required to be reserved for purposes of the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law, or any national securities exchange or automated quotation system, before such shares may be issued upon exercise, the Company will use its reasonable efforts to cause such shares to be duly registered or approved, as the case may be.

      15. Fractional Shares. Upon any exercise hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Registered Owner shall be entitled to receive, in lieu of the final fraction of a share in lieu of a final fractional share of one-half or more, one whole share of Common Stock, or, if less than one-half, nothing.

      16. Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon exercise of this Warrant shall be made without charge to the Registered Owner for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involving the issuance and delivery of any such certificate upon exercise in a name other than that of the Registered Owner and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.

      17. Warrants Owned by Company Deemed Not Outstanding. In determining whether the holders of the outstanding Warrants have concurred in any direction, consent or waiver under this Warrant, Warrants which are owned by the Company or any other obligor on the Warrants or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Warrants shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any Warrants owned by the Purchasers (as defined in the Purchase Agreement) shall be deemed outstanding for purposes of making such a determination. The Registered Owner may pledge the Warrants with the prior consent of the Company, which consent will not be unreasonably withheld. Warrants so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company the pledgee’s right so to act with respect to such Warrants and that the pledgee is not the Company or any other obligor on the Warrants or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Warrants.

      18. Titles/Headings. The titles and headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

      19. No Rights as Stockholder. This Warrant shall not entitle the Registered Owner to any rights as a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent exercised for shares of Common Stock in accordance with the terms hereof.

      20. Certain Actions Prohibited. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

      21. Shareholder Rights Plan. In the event that the Company shall distribute “poison pill” rights (“Rights”) pursuant to a “poison pill” shareholder rights plan (a “Rights Plan”), the Company shall, in lieu of making any adjustment pursuant to Section 6, make proper provision so that each Registered Owner who exercises this Warrant after the record date for such distribution and prior to the expiration or redemption of the Rights Plan shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, a number of Rights to be determined as follows: (i) if such exercise occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the “Distribution Date”), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon such exercise at the time of such exercise would be entitled in accordance with the terms of the Rights Plan; and (ii) if such exercise occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which this Warrant was exercisable immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms of the Rights Plan to the extent permitted by the terms and conditions of the Rights Plan.

      22. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Registered Owner and its permitted assigns, and shall be binding upon any Person succeeding to the Company by merger or acquisition of all or substantially all of the assets of the Company. The Company may not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Registered Owner. The Registered Owner may assign this Warrant without the prior written consent of the Company, subject to compliance with the federal securities laws and applicable state securities laws.

      23. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

ANTEX BIOLOGICS INC.

By:____________________________ Name:__________________________ Title:___________________________

EXHIBIT A

Warrant Exercise Form

      TO:   ANTEX BIOLOGICS INC.

      The undersigned hereby: (1) irrevocably elects to purchase _______ shares of Common Stock of Antex Biologics Inc., a Delaware corporation (“Antex”), pursuant to the exercise of Warrant No. ___ heretofore issued to ___________________ on ____________, 200__; (2) encloses a cash payment of $__________ for these shares at a price of $  per share (reflecting any adjustments made pursuant to the provisions of the Warrant); and (3) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address specified below; or

      The undersigned hereby: (1) irrevocably elects to exercise Warrant(s) to purchase _____ shares of Common Stock of Antex Biologics Inc., pursuant to Warrant No. _____ heretofore issued to _____ on _____, 2001; (2) authorizes Antex to withhold from the shares of Common Stock otherwise deliverable pursuant to this Exercise Notice shares of Common Stock having a fair market value (calculated in accordance with the terms of the Warrant) equal to the number of shares being purchased multiplied by the exercise price of $  per share (reflecting any adjustments made pursuant to the provisions of the Warrant); and (3) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address specified below.

Date:

Investor Name:

Taxpayer Identification

Number:

By:

Printed Name:

Title:

Address:

Note: The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of assignee appearing in assignment form below.

AND, if said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash and delivered to the address stated above.